Exhibit 99.1

Chirantan “CJ” Desai Elected to Zebra Technologies Board of Directors

With key roles at EMC, Oracle and Symantec, 20-year veteran of tech industry will contribute to Company’s vision and strategy around IoT innovation

LINCOLNSHIRE, Ill. – Dec. 21, 2015 – Zebra Technologies Corporation (NASDAQ: ZBRA), a global leader in solutions and services that provide real-time visibility into organizations’ assets, people and transactions, today announced that it has elected Chirantan “CJ” Desai to the company’s Board of Directors, effective immediately. With the election of Desai, Zebra’s board now has nine members.

KEY FACTS

•	Since 2013, CJ Desai has served as President of the Emerging Technologies Division at EMC. In this role, Desai oversees R&D, launching new products, and growing new businesses as the company transitions from a hardware-centric to a more software-oriented solutions company that helps customers accelerate their journey to cloud computing.
•	Prior to working at EMC, Desai was Executive Vice President at Symantec, where he led the firm’s Information Management Group. In this role, Desai was responsible for a $3 billion business and a team of approximately 4,000 people. Previously, Desai also was responsible for Endpoint Security and Mobility group at Symantec where he became the go-to security expert for top enterprises.
•	Prior to Symantec, Desai built and ran offshore businesses in Bangalore, India for Oracle and Pivotal through which he developed best practices in product development and go-to-market strategy.
•	Desai, who earned a master’s degree in Computer Science and an MBA from the University of Illinois, began his career with Oracle and was a key member of the team that launched Oracle’s first cloud services.

SUPPORTING QUOTE

Michael Smith, Chairman, Board of Directors, Zebra Technologies

“CJ Desai is an innovative leader with the unique ability to bring to market high-impact ‘disruptive’ technologies that capitalize on trends in cloud, mobility, Big Data and the Internet of Things. He has extensive experience making and integrating technology acquisitions, and his deep technology background in software-driven applications and solutions strengthens Zebra’s role as trusted advisor to our clients who are focused on these major trends. CJ is an excellent addition to Zebra’s board and brings vision, insight and experience in some of our key vertical markets and in security, a foundational element to the stable growth of the IoT and enterprise asset intelligence.”

CJ Desai, Director, Zebra Technologies

“I am honored to join the Zebra Board of Directors. Zebra is a great company with unmatched expertise in delivering innovative solutions to make enterprises more connected. I look forward to leveraging my skill set and experience in technology, hardware, software and services to create value for all of Zebra’s stakeholders.”

SUPPORTING RESOURCES

Website: Zebra Technologies

Facebook: Zebra Technologies

Twitter: @ZebraTechnology

About Zebra Technologies

Zebra (NASDAQ: ZBRA) makes businesses as smart and connected as the world we live in. Zebra tracking and visibility solutions transform the physical to digital, creating the data streams enterprises need to simplify operations, know more about their businesses, and empower their mobile workforces. For more information, visit www.zebra.com.

Media Contact:

Therese Van Ryne

Zebra Technologies

+1-847-370-2317

Therese.vanryne@zebra.com

Industry Analyst Contact:

Caitlin DeRango

Zebra Technologies

+1-847-793-5896

Caitlin.derango@zebra.com

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